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                                                                     EXHIBIT 5.2

                       [TIMMIS & INMAN L.L.P. LETTERHEAD]




                                July 31, 1998


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

        RE:     TALON AUTOMOTIVE GROUP, INC.

Gentlemen:

        We have acted as counsel to Talon Automotive Group, Inc., a Michigan corporation (the "Company"), in connection with the exchange offer pursuant to which the Company is offering to exchange up to an aggregate principal amount of $120 million of its 9 5/8% Senior Subordinated Notes due 2008, Series B (the "New Notes") for up to an aggregate principal amount of $120 million of its outstanding 9 5/8% Senior Subordinated Notes due 2008, Series A (the "Old Notes"). The New Notes are described in Registration Statement on Form S-4 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

        In connection with such representation, we have examined and are familiar with the following:

        1. Certified copies of the Articles of Incorporation of the Company, as amended, and resolutions adopted by the Board of Directors of the Company on April 28, 1998, relating to the issuance and exchange of the New Notes for the Old Notes; and

        2. Such other certificates of officers of the Company and public officials and other documents and records as we have considered necessary and appropriate for us to examine in connection with the opinions set forth herein.

        We have, with your permission, relied upon and assumed the accuracy of all records of the Company made available to us, certificates of public officials, certificates and statements of officers and representatives of the Company, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of all documents submitted to us as originals, the completeness of such documents and the genuineness of all signatures. We have also assumed, without independent verification, the legal capacity of all natural persons. Except as otherwise expressly set forth herein, we have not reviewed any files or records of the Company, made any
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TIMMIS & INMAN L.L.P.

Securities and Exchange Commission                                             2
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inquiries of the Company or any search of public records or conducted any other investigation concerning the matters referred to herein.

        Based upon the foregoing, and subject to the other qualifications set forth herein, it is our opinion that the New Notes have been duly authorized by the Company for issuance in exchange for the Old Notes.

        Our opinions herein contained are subject to each of the following additional qualifications:

              (a) We are qualified to practice law only in the State of Michigan and we express no opinion concerning the applicability or effect of any laws other than the laws of the State of Michigan and the federal law of the United States;

              (b) We express no opinion as to the enforceability of the obligations under any document or agreement, or the availability of any right or remedy under any document or agreement; and

              (c) We express no opinion with respect to the effect of any state or federal securities laws or regulations which may be applicable to this transaction.

        This letter is issued to you and for your sole benefit and may not be quoted or relied upon by any other person or entity. Also, this letter is effective only as of the date hereof and does not contemplate, nor is any opinion given, with respect to a subsequent change in law or fact. In this regard, we expressly decline any undertaking to advise you of any matter arising subsequent to the date hereof (including, but not limited to, the existence of any fact or circumstance, the enactment of any law or regulation or the issuance of any other, writ, judgment or decree) which would cause us to amend any portion of the foregoing in whole or in part. We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our firm name under the caption "Legal Matters" in the related Prospectus.

                                 Very truly yours,


                                 TIMMIS & INMAN L.L.P.





                                 Richard M. Miettinen